EXHIBIT 1.A.(5)(dd)


ThePrudential [LOGO]                Pruco Life Insurance Company
                                    a Subsidiary of
                                    The Prudential Insurance Company of America



                                     NOTICE

          Pruco Life's goal is to provide our planholders with fast and personal service.

          If you have any need for service with or a question about your Pruco Life insurance, please contact your Pruco Life representative. You may also call the staff of the Pruco Life office in your locale for assistance or the Pruco Life office named below.

          Should you desire any more help with a problem, assistance may be requested of the Illinois State Department identified below.

          Pruco Life                            State

          Consumer Affairs Unit                 Illinois Department of Insurance
          Pruco Life Insurance Company          Consumer Service Section
          North Central Service Office          Springfield, Illinois 62767
          P.O. Box 1505
          Minneapolis, MN 55440


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PLI 109  ED 6-84
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